EXHIBIT 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

Mattson Technology, Inc.
47131 Bayside Parkway
Fremont, California 94538
Ladies and Gentlemen:
We have acted as special counsel to Mattson Technology, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 12,245,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-191686), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective on November 7, 2013, the related prospectus dated November 7, 2013 (the “Base Prospectus”), and the related prospectus supplement dated February 10, 2014 relating to the Shares filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.
In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible and have not sought to independently verify such matters. We have assumed (i) the genuineness and authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies thereof, (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, certificates, opinions, memoranda and other instruments we have received, (iv) the legal capacity of all natural persons, and (v) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.
We do not express any opinion as to the laws of any state or jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely upon a review of the official statues of the State of Delaware and the applicable

AUSTIN BEIJING BRUSSELS GEORGETOWN, DE HONG KONG LOS ANGELES NEW YORK
PALO ALTO SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC

provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.
We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,
WILSON SONSINI GOODRICH & ROSAT
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati